(10)(2)

ESCROW AGREEMENT

ESCROW AGREEMENT, dated as of October 28, 2003 (the “Effective Date”), by and among C-COR.net Corp. (“C-COR”), in its own capacity and as successor by merger with Philips Broadband Networks, Inc. (“PBN”), Broadband Network Services, Inc. (“BNS”), in its own capacity and doing business as Worldbridge Broadband Services, Inc. (“WBS” and together with C-COR, PBN and BNS, each an “Assignor” and collectively the “Assignors”, Satellite Asset Management, L.P. (“Satellite”) as agent for its discretionary accounts listed on Schedule 1 of the Assignment Agreement (as defined below) (the “Purchasing Accounts”; Satellite, in its capacity as investment manager and agent for the Purchasing Accounts hereunder, is referred to here in as “Assignee”) and Citizens Bank of Pennsylvania, as escrow agent hereunder (the “Escrow Agent”).

RECITAL

A. The Assignee and the Assignors have agreed to deposit in escrow certain funds in connection with the Assignment of Claim Agreement attached hereto as Exhibit A (the “Assignment Agreement”) and wish such deposit to be subject to the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

Section 1. Definitions. As used in this Agreement, the following terms have the meanings stated:

“Allowed,” with respect to a Claim or Claims, means (i) allowed pursuant to a Final Order as a valid and enforceable general unsecured claim, (ii) the proof of claim filed with respect to such Claim or Claims has not been objected to by any applicable deadline to do so and such deadline has passed or (iii) if no deadline to file an objection has been set, distributions of proceeds (including without limitation cash, notes and/or securities) have been made by the Debtors (or another entity responsible for making distributions on account of allowed claims against such Debtors) pursuant to a Confirmed Plan or Final Order (which Final Order may include an order of distribution in a Chapter 7 proceeding) on account of such Claim or Claims.

“Allowed Amount” means, with respect to any Claim, the amount of such Claim that has become Allowed.

“Applicable Purchase Rate” means, with respect to the Assigned Claims listed on Schedule B to the Assignment Agreement, seventy percent (70%) and, with respect to the Assigned Claims listed on Schedule C to the Assignment Agreement, eighty-one percent (81%).

“Applicable Purchase Rate Differential” means, with respect to the Assigned Claims listed on Schedule B to the Assignment Agreement, twenty-one percent (21%) and, with respect to the Assigned Claims listed on Schedule C to the Assignment Agreement, thirty-two percent (32%).

“Assigned Claims” shall have the meaning set forth in the Assignment Agreement.

“Claims” means the Assigned Claims listed on Schedules B and C to the Assignment Agreement, and “Claim” means any of the Claims.

“Confirmed Plan” means a Plan of Reorganization in the Proceedings, which Plan may provide for the reorganization or liquidation, in whole or in part, of the Debtors, setting forth, inter alia, the treatment of general unsecured creditors pursuant to such Plan, and with respect to which Plan a Final Order has been entered confirming such Plan.

“Corresponding Debtor” means, with respect to any Claim, the Debtor listed opposite such Claim in Schedules B or C to the Assignment Agreement.

“Debtors” means each of Adelphia Communications Corp. and those affiliates, including the entities set forth in Schedules B and C of the Assignment Agreement, that have commenced Proceedings and are still subject to the Proceedings as of such relevant date.

“Final Order” shall have the meaning set forth in the Assignment Agreement.

“Proceedings” means those certain proceedings commenced by the Debtors under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York administered under Case No. 02-41729.

“Proof of Claim Amount” means, with respect to any Claim, the “Proof of Claim Amount” listed opposite such Claim in Schedule B or C to the Assignment Agreement, representing the claim amount for which a proof of claim was filed in the Proceedings.

“Same Percentage Debtor” means a Debtor (or entity responsible for making distributions on account of Allowed Claims against such Debtor) that has made or is making distributions to its general unsecured creditors on the same or greater basis as the Corresponding Debtor pursuant to a Confirmed Plan or other Final Order (which Final Order may include an order of distribution in a Chapter 7 proceeding).

“Scheduled Amount” means, with respect to any Claim, the “Scheduled Amount” listed opposite such Claim in Schedule B or C to the Assignment Agreement,

representing the amount of such Claim scheduled by the applicable Debtor in the Proceedings.

“Substantive Consolidation Order” means a Final Order entered in the Proceedings substantively consolidating the assets and liabilities of all or some of the Debtors.

Section 2. Appointment. The Assignee and Assignors hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

Section 3. Escrow Fund. Simultaneous with the execution and delivery of this Escrow Agreement, the Assignee is depositing with the Escrow Agent the sums indicated as the escrow deposit on Schedule 1 in respect of the Disputed Claim Escrow Amount and the Lower Distribution Escrow Amount (collectively, the “Escrow Deposit”). The Escrow Agent shall hold the Escrow Deposit and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Deposit and the proceeds thereof (the “Escrow Fund”) as directed in Section 4.

Section 4. Investment of Escrow Fund. During the term of this Escrow Agreement, the Escrow Fund shall be invested and reinvested by the Escrow Agent in the investment indicated on Schedule 1 or such other investments as shall be directed in writing by the Assignee and the Assignors and as shall be acceptable to the Escrow Agent. Monthly statements will be provided to Assignee and Assignors reflecting transactions executed on behalf of the Escrow Fund. The Assignee and Assignors, upon written request, will receive a statement of transaction details in the Escrow Fund without any additional cost. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Escrow Agreement. The Escrow Agent shall have no liability for any loss sustained as a result of any investment in an investment indicated on Schedule 1 or any investment made pursuant to the instructions of the parties hereto or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrow Fund.

Section 5. Term of Escrow. Subject to Section 6, the Escrow Fund shall be held by the Escrow Agent for a period commencing on the date of this Agreement, and ending on the Escrow Agent receiving written notice from a party hereto of the earliest to occur of (a) the date on which all Claims have been Allowed, in whole or in part and (b) the date on which the value of the Escrow Fund shall be zero (such earliest date being the “Escrow Termination Date”).

Section 6. Disposition of Escrow Fund.

(a) Delivery of Claim Notice By Assignors. From and after the date of this Agreement and until the Escrow Termination Date, the applicable Assignor(s) may deliver to the Escrow Agent (with a simultaneous copy of such notice to the Assignee) a written notice in the form of Exhibit B hereto (each, an “Assignor Claim Notice”):

(i) certifying that:

(A) all or any portion of the Claims are Allowed in an amount greater than the Scheduled Amount of such Claims, and/or

(B) all or any portion of the Claims are Allowed as general unsecured Claims against either (i) the Corresponding Debtor(s) or (ii) a Same Percentage Debtor, provided, however, for the avoidance of doubt, Assignors and Assignee agree that the reduction of a Claim against a Corresponding Debtor and a corresponding increase of the amount (the “Increased Amount”) of an existing Claim (the “Existing Claim”) against a Debtor set forth in Schedules B and C of the Assignment Agreement shall be treated as if the Increased Amount were a separate Claim against such other Debtor, and the Purchase Price paid in respect of such Existing Claim (as increased by the Increased Amount) shall not be limited by the fact that the Allowed Amount of the Existing Claim may, in certain cases, exceed the Proof of Claim Amount of the Existing Claim, and this proviso shall be taken into consideration in connection with any Claim Notice delivered by Assignor and any Claim Notice delivered by Assignee pursuant to Section 6 of this Agreement;

(ii) setting forth the calculation of the Disputed Claim Escrow Release Amount and/or the Lower Distribution Escrow Release Amount (each, as defined and calculated in the Assignor Claim Notice) to be paid to the applicable Assignor(s) together with all interest earned pursuant to this Escrow Agreement and unpaid on such amounts (collectively, the “Assignor Payment Amount”);

(iii) setting forth the applicable Assignor(s)’s wire transfer instructions; and

(iv) certifying that a copy of such Assignor Claim Notice has been delivered to the Assignee.

(b) Delivery of Claim Notice By Assignee. From and after the date of this Agreement and until the Escrow Termination Date, Assignee may deliver to the Escrow Agent (with a simultaneous copy of such notice to the Assignor(s)) written notice in the form of Exhibit C hereto (each, an “Assignee Claim Notice” and together with the Assignor Claim Notice, the “Claim Notices”):

(i) (1) certifying that:

(A) all or any portion of the Claims are Allowed in an amount less than the Proof of Claim Amount of such Claims, and/or

(B) (i) all or any portion of the Claims are Allowed as a general unsecured claim against a Debtor other than the Corresponding Debtor(s), (ii) such Debtor(s) (has)(have) made or (is)(are) making distributions to its general unsecured creditors in a lower percentage than the Corresponding Debtor(s) pursuant to a Confirmed Plan or other Final Order (which Final Order may include an order of distribution in a Chapter 7 proceeding) and (iii) the Allowance of such claim against such Debtor is not the result of a Substantive Consolidation Order; and/or

(C) all or any portion of the Claims are subject to a Disallowance (as defined in the Assignment Agreement) as a result of, or arising out of, any Assignor’s conduct on the Official Committee of Unsecured Creditors in the Proceedings or any other official or unofficial committee in the Proceedings; and/or

(D) Assignee has delivered Assignee’s Notice of Exercise (as defined in the Assignment Agreement) to Assignor and Assignor and Assignee have executed an Unresolved Claim Assignment Agreement (as defined in the Assignment Agreement) with respect to the Unresolved Claims

(ii) setting forth the calculation of the Disputed Claim Escrow Release Amount and/or the Lower Distribution Escrow Release Amount to be paid to the Assignee together with all interest earned pursuant to this Escrow Agreement and unpaid on such amounts (collectively, the “Buyer Payment Amount”);

(iii) setting forth the Assignee’s wire transfer instructions; and

(iv) certifying that a copy of such Assignee Claim Notice has been delivered to the applicable Assignor(s); or

(c) Payment of the Escrow Fund. The Escrow Agent shall continue to hold the Escrow Fund in its possession until authorized hereunder to distribute the Escrow Fund, or any specified portion thereof, as follows. Within two (2) Business Days (as defined in Section 12) of the Escrow Agent’s receipt of a Claim Notice from any Assignor or Assignee, the Escrow Agent shall deliver a copy of the Claim Notice (the “Escrow Agent Notice”) to the party not delivering the Claim Notice (the “Non-Claiming Party”). On or prior to 10:00 a.m. (New York time) on the fifth Business Day after the date on which the Non-Claiming Party receives the Escrow Agent Notice, the Escrow Agent shall distribute the Assignor Payment Amount contained in such Assignor Claim Notice or the Buyer Payment Amount contained in an Assignee Claim Notice from the Escrow Fund in accordance with the Claim Notice.

(d) Dispute. Notwithstanding the foregoing, if prior to 5:00 p.m. (New York time) on the fourth Business Day after the date on which the Non-Claiming Party receives the Escrow Agent Notice, written notification is delivered to the Escrow Agent from the Non-Claiming Party (with a copy simultaneously delivered to the party delivering the Claim Notice (the “Claiming Party”)) stating that the Non-Claiming Party disputes in good faith the truth or accuracy of any statement contained in the Claim Notice (the “Dispute Notice”), which Dispute Notice shall include the basis of such dispute in reasonable detail, then the Escrow Agent shall hold the Assignor Payment Amount specified in the Assignor Claim Notice or the Buyer Payment Amount, as applicable specified in the Assignee Claim Notice pending a resolution, as hereafter provided. If within ten business days after delivery of the Dispute Notice, the Claiming Party and the Non-Claiming Party do not deliver to the Escrow Agent joint instructions regarding the payment of the Assignor Payment Amount set forth in the Assignor Claim Notice or the Buyer Payment Amount, as applicable set forth in the Assignee Claim Notice, then the matter shall be promptly submitted to a mediator that is acceptable to both the Claiming Party and the Non-Claiming Party (the “Mediator”), together with a copy of the Claim Notice and the Dispute Notice and such other specific documentation, if any, as the Mediator shall request. The

Mediator shall resolve the dispute within ten business days thereafter and shall direct the Escrow Agent to pay the Assignor Payment Amount set forth in the Assignor Claim Notice, or the Buyer Payment Amount, as applicable, as set forth in the Assignee Claim Notice, according to such resolution. The costs of the Mediator shall be paid fifty percent (50%) by each of the Claiming Party and the Non-Claiming Party; provided that Assignee and Assignors hereby agree and direct that in connection with any such resolution by the Mediator which determines that the Dispute Notice was made in bad faith by the Non-Claiming Party, the Non-Claiming Party shall pay one hundred percent (100%) of the costs of the Mediator. The decision of the Mediator shall be final and binding on the parties hereto. In the event the parties are unable to jointly agree on the appointment of a Mediator within twenty (20) business days after delivery of a Dispute Notice, such matter shall be submitted to binding arbitration as provided in this Section 6(d), which shall be the sole and exclusive method of resolving such dispute. Arbitration shall be conducted in accordance with the commercial arbitration rules (the “Rules”) of the American Arbitration Association (the “AAA”) then in effect, except as modified herein. The arbitration shall be conducted before three arbitrators, of whom each party shall appoint one arbitrator within ten (10) days of the receipt by the respondent of the demand for arbitration. The two arbitrators appointed by the parties shall appoint a third arbitrator, who shall serve as chair of the arbitral tribunal, within ten (10) days of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limits provided herein and in the Rules, such arbitrator shall be appointed by the AAA by using a list striking and ranking procedure in accordance with the Rules. Any arbitrator appointed by the AAA shall be experienced as an arbitrator. The hearing shall be held, if possible, within thirty (30) days of the appointment of the third arbitrator. The costs of arbitration shall be paid fifty percent (50%) by each of the Claiming Party and the Non-Claiming Party. The arbitration provisions set forth herein shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(e) Release of Escrow On Escrow Termination Date. On the tenth day after the Escrow Termination Date, all amounts of the Escrow Fund, including without limitation, all proceeds of investments in accordance with Section 4, shall be distributed to Assignee and/or Assignor in accordance with the wire instructions delivered by Assignee and/or Assignor to the Escrow Agent prior to such date.

(f) Joint Instructions. Notwithstanding any other provisions of this Agreement, the Escrow Agent shall deliver or distribute all or any portion of the Escrow Fund at any time in accordance with the joint written instructions of the Assignee and the applicable Assignor(s).

Section 7. Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no other or further duties or responsibilities shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any payments which may be due it hereunder. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to the Assignee or Assignors. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 8. Succession. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving ten (10) days advance notice in writing of such resignation to the other parties hereto specifying a date when such resignation shall take effect. The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Escrow Agreement. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all the escrow business of the Escrow Agent’s corporate trust line of business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

Section 9. Fees. The Assignors and Assignee shall each pay to the Escrow Agent one-half of the Escrow Agent’s fee of $2,500 and any out-of-pocket expenses of the Escrow Agent.

Section 10. Indemnity. The Assignee and the Assignors shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and employees (the “Indemnitees”) from all loss, liability or expense (including the reasonable fees and expenses of outside counsel) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Escrow Agreement, except in the case of any Indemnitee to the extent that such loss, liability or expense is due to the gross negligence or willful misconduct of such Indemnitee, or (ii) its following any instructions or other directions from the Assignee or the Assignors, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement.

Section 11. TINs. The Assignee and the Assignors each represent that its correct Taxpayer Identification Number (“TIN”) assigned by the Internal Revenue Service or any other taxing authority is set forth in Schedule 1. Upon execution of this agreement, each party shall provide the Escrow Agent with a fully executed W-8 or W-9 Internal Revenue Service form. All interest or other income earned under the Escrow Agreement shall be paid as directed in accordance with provisions of Sections 4 and 6 hereof and reported by the recipient to the

Internal Revenue Service or any other taxing authority. Notwithstanding such written directions, Escrow Agent shall report and, as required withhold any taxes as it determines may be required by any law or regulation in effect at the time of the distribution. In the absence of timely direction, all proceeds of the Escrow Fund shall be retained in the Escrow Fund and reinvested from time to time by the Escrow Agent as provided in Section 4. In the event that any earnings remain undistributed at the end of any calendar year, Escrow Agent shall report to the Internal Revenue Service or such other authority such earnings as it deems appropriate or as required by any applicable law or regulation or, to the extent consistent therewith, as directed in writing by the Assignee and the Assignors.

Section 12. Notices. All communications hereunder shall be in writing and shall be deemed to be duly given and received:

(a) upon delivery if delivered personally with an additional copy via e-mail, or

(b) on the next Business Day if sent by overnight courier with an additional copy via e-mail.

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to (b) of this Section 12, such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth on Schedule 1 is authorized or required by law or executive order to remain closed.

Section 13. Security Procedures. In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on schedule 2 hereto (“Schedule 2”), and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Assignee or the Assignors to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable.

Section 14. Miscellaneous. The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in Section 8, without the prior consent of the other parties. This Escrow Agreement shall be governed by and construed under the laws of the State of Pennsylvania. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Pennsylvania. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement. No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, floods, strikes, equipment or transmission failure, or other causes reasonably beyond its control. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

Section 16. Satellite. Each Assignor and the Escrow Agent acknowledges that Assignee is acting solely in its capacity as agent for the Purchasing Accounts and has no personal liability hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the 28th day of October, 2003.

C-COR.net Corp.

By:	/s/ William T. Hanelly /s/

Name: William T. Hanelly
Title: CFO

BROADBAND NETWORK SERVICES, INC.

By:	/s/ William T. Hanelly /s/

Name: William T. Hanelly
Title: CFO

SATELLITE ASSET MANAGEMENT, L.P. (As investment manager and agent for the Purchasing Accounts set forth on Schedule A of the Assignment Agreement)

By:	/s/ Gabriel Nachemkin /s/

Name:	Gabriel Nachemkin
Title:	Principal

CITIZENS BANK OF PENNSYLVANIA

By:	/s/ Joseph N. Butto /s/

Name:	Joseph N. Butto
Title:	Vice President